Exhibit 10.2

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

REEF EXPLORATION, L.P.,

REEF GLOBAL ENERGY VII, L.P.,

REEF GLOBAL ENERGY VIII, L.P.

AND REEF GLOBAL ENERGY IX, L.P.

AS SELLER

AND

ENERGEN RESOURCES CORPORATION

AS BUYER

Dated as of August 17, 2011

Effective Time: 7:00 a.m. July 1, 2011

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II PURCHASE AND SALE		5
2.1	Purchase and Sale of Properties	5
2.2	Properties	5
2.3	Effective Time; Allocation of Liability; Indemnification	7

ARTICLE III PURCHASE PRICE		9
3.1	Purchase Price	9
3.2	Deposit	9
3.3	Allocated Values	9

ARTICLE IV REPRESENTATIONS AND WARRANTIES		10
4.1	Representations and Warranties of Seller	10
4.2	Representations and Warranties of Buyer	14
4.3	Survival Periods	15

ARTICLE V TITLE MATTERS		15
5.1	Title Examination Period	15
5.2	Title Defects	15
5.3	Notice of Title Defects	16
5.4	Remedies for Title Defects	16
5.5	Limitations	17
5.6	Title Defect Amount	17

ARTICLE VI ENVIRONMENTAL MATTERS		18
6.1	Environmental Examination Period	18
6.2	Environmental Defect	18
6.3	Notice of Environmental Defects	18
6.4	Remedies for Environmental Defects	18
6.5	Limitations	19

ARTICLE VII COVENANTS		19
7.1	Covenants of Seller	19
7.2	Preferential Rights	21
7.3	Consents to Assignment	22

ARTICLE VIII CONDITIONS TO CLOSING		22
8.1	Seller’s Conditions	22
8.2	Buyer’s Conditions	23

ARTICLE IX CLOSING		24
9.1	Closing Date	24
9.2	Place of Closing	24
9.3	Adjustments to Purchase Price at Closing	24

9.4	Closing Obligations	25

ARTICLE X OBLIGATIONS AFTER CLOSING		26
10.1	Post-Closing Adjustments	26
10.2	Ad Valorem Taxes	27
10.3	Suspense Accounts	27
10.4	Imbalances	28
10.5	Further Assurances	28

ARTICLE XI TERMINATION		28
11.1	Right of Termination	28
11.2	Effect of Termination	29

ARTICLE XII MISCELLANEOUS		29
12.1	Exhibits	29
12.2	Notices	29
12.3	Amendments	30
12.4	Assignment	30
12.5	Counterparts	30
12.6	Governing Law	30
12.7	Entire Agreement	30
12.8	Waiver	30
12.9	Interpretation	31
12.10	Costs	31
12.11	Casualty Loss	31
12.12	Drafting	31
12.13	Publicity	31
12.14	Joint and Several Liability	31

EXHIBITS

Exhibit A	Leases and Lands

Exhibit B	Wells

Exhibit C	Contracts

Exhibit D	Equipment

Exhibit E	Allocated Values

Exhibit F	Form of Assignment, Conveyance and Bill of Sale

Exhibit G	Form of Letter In Lieu of Transfer or Division Order

Exhibit H	Form of Affidavit of Non-Foreign Status

ii

Exhibit I	Form of Termination of Operating Agreement

SCHEDULES

Schedule 4.1(v)	Imbalances

Schedule 4.1(w)	AFEs

Schedule 4.1(x)	Preferential Purchase Rights and Consents to Assign

Schedule 10.3	Suspense Funds

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 17th day of August, 2011, by and between REEF EXPLORATION, L.P., a Texas limited partnership, with an address of 1901 North Central Expressway, Suite 300, Richardson, Texas 75080, REEF GLOBAL ENERGY VII, L.P., a Nevada limited partnership, with an address of 1901 North Central Expressway, Suite 300, Richardson, Texas 75080, REEF GLOBAL ENERGY VIII, L.P., a Nevada limited partnership, with an address of 1901 North Central Expressway, Suite 300, Richardson, Texas 75080 and REEF GLOBAL ENERGY IX, L.P., a Nevada limited partnership, with an address of 1901 North Central Expressway, Suite 300, Richardson, Texas 75080 (collectively “Seller”), and Energen Resources Corporation, an Alabama corporation, with an address of 605 Richard Arrington, Jr. Blvd. North, Birmingham, Alabama 35203-2707 (“Buyer”). Buyer and Seller are sometimes referred to collectively as the “Parties” and, individually, as a “Party.”

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Arbitrator” shall have the meaning given that term in Section 10.1(b).

“AFEs” shall have the meaning given that term in Section 4.1(x).

“Affiliate”  shall mean any Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Agreement” shall have the meaning given that term in the preamble.

“Allocated Value” shall have the meaning given that term in Section 3.3.

“Assignment” shall have the meaning given that term in Section 9.4(a).

“Business Day”  shall mean any day other than a Saturday, a Sunday or a legal holiday on which banks in Midland, Texas are authorized or obligated by Law to close.

“Buyer” shall have the meaning given that term in the preamble.

“Casualty Loss” shall have the meaning given that term in Section 12.11.

“Claim Notice” shall have the meaning given that term in Section 2.3(c).

“Closing” shall have the meaning given that term in Section 9.1.

“Closing Date” shall have the meaning given that term in Section 9.1.

“Closing Settlement Statement” shall have the meaning given that term in Section 9.3(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” shall have the meaning given that term in Section 2.2(c).

“Defect Deductible” shall have the meaning given that term in Section 5.5.

“Defensible Title” shall have the meaning given that term in Section 5.2.

“Deposit” shall have the meaning given that term in Section 3.2.

“Effective Time” shall have the meaning given that term in Section 2.3(a).

“Environmental Defect” shall have the meaning given that term in Section 6.2.

“Environmental Defect Amount” shall have the meaning given that term in Section 6.4(a).

“Environmental Defect Property” shall have the meaning given that term in Section 6.3.

“Environmental Examination Period” shall have the meaning given that term in Section 6.1.

“Environmental Laws”  shall mean all Laws, statutes, regulations and judicial interpretations of the United States and the State of Texas or either of them, or any other Governmental Authority or quasi governmental authority having jurisdiction, that relate to the prevention, abatement or elimination of pollution, or the protection of the environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Resource Conservation and Recovery Act, the federal Clean Water Act, the Federal Safe Drinking Water Act, the federal Toxic Substance Control Act, the federal Hazardous Materials Transportation Act, and all other State of Texas or federal statutes, Laws, rules, regulations, orders or judicial interpretation serving similar or related purposes.

“Governmental Authority” shall mean any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority that exercises jurisdiction over any of the Properties.

“Hazardous Substance” shall mean any substance now or hereafter defined as a “hazardous substance” under the federal Comprehensive Environmental Response, Compensation and Liability Act, or any rule, regulation, judicial interpretation or order of any Governmental Authority in connection therewith, or under any other similar Law.

“Hydrocarbons” shall mean oil, gas, condensate, and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and taken by and allocated to Seller and the amount of Hydrocarbons produced from a Well and allocable to Seller’s interest therein.

“Indebtedness” shall mean any of the following: (i) any indebtedness for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (iv) any obligations as lessee under capitalized leases, (v) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (vi) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (vii) any guaranty of any of the foregoing.

“Indemnified Party” shall have the meaning given that term in Section 2.3(c).

“Law”  shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Lands” shall have the meaning given that term in Section 2.2(a).

“Leases” shall have the meaning given that term in Section 2.2(a).

“Liabilities” shall have the meaning given that term in Section 2.3(b).

“Losses” shall have the meaning given that term in Section 2.3(c).

“Lowest Cost Response”  shall mean the response allowed under Environmental Laws that a reasonably prudent operator would take to address the condition present to bring it into compliance with Environmental Laws at the lowest reasonable cost (considered as a whole taking into consideration any negative impact such response may have on the operations of the relevant Properties) as compared to any other response that is consistent with Environmental Laws.

“Net Operating Income” shall mean all revenues received from the sale of Hydrocarbons attributable to the Properties, less all actual and reasonable costs and burdens associated with the ownership and operation of the Properties, including, without limitation:

(a)         operating costs, including operators’ overhead under applicable operating agreements;

(b)         costs of reworking existing wells; drilling, testing, completing and equipping new wells; constructing and installing equipment and facilities;

(c)          third-party land, legal and accounting costs attributable to operation of the Properties;

(d)         royalties, overriding royalties and other burdens on production; and

(e)          taxes that affect or relate to the Properties, the Wells, oil and gas reserves in the Properties, or production from the Properties, including ad valorem taxes, production taxes and severance taxes.

“Other Rights” shall have the meaning given that term in Section 2.2(c).

“Party”  and “Parties” shall have the meaning given those terms in the preamble.

“Permitted Encumbrances” shall mean (A) liens for taxes which are not yet delinquent; (B) normal and customary liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Properties, which obligations are not yet due and pursuant to which Seller is not in default; (C) mechanic’s and materialman’s liens relating to the Properties, which obligations are not yet due and pursuant to which Seller is not in default; (D) minor defects and irregularities in title or other restrictions created in the ordinary course of business that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not decrease the net revenue interest below the amount set forth in Exhibit E, increase the working interest above the amount set forth in Exhibit E (without a proportionate increase in the net revenue interest set forth in Exhibit E) or materially affect the value of any property encumbered thereby; (E) all approvals required to be obtained from Governmental Authorities that are lessors under Leases (or who administer such Leases on behalf of such lessors) which are customarily obtained post-closing; (F) preferential rights to purchase and consent to transfer requirements of any Person (to the extent same have been complied with in connection with a prior sale, assignment or transfer and are not triggered by the consummation of the transactions contemplated by this Agreement); and (G) conventional rights of reassignment normally activated by an intent to abandon or release a Lease and requiring notice to the holders of such rights.

“Person” shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

“Post-Closing Settlement Statement” shall have the meaning given that term in Section 10.1(a).

“Preferential Rights” shall have the meaning given that term in Section 7.2.

“Properties” shall have the meaning given that term in Section 2.2.

“Property” shall have the meaning given that term in Section 3.3.

“Purchase Price” shall have the meaning given that term in Section 3.1.

“Records” shall have the meaning given that term in Section 2.2(g).

“Reef Exploration Operating Agreement” shall mean that certain Operating Agreement by and among Reef Exploration, L.P., as “Operator,” and Reef Global Energy VII, L.P. and Reef Global Energy VIII, L.P., as “Non-Operators,” dated as of December 1, 2006.

“Seller” shall have the meaning given that term in the preamble.

“Surface Contracts” shall have the meaning given that term in Section 2.2(c).

“Title Defect” shall have the meaning given that term in Section 5.2.

“Title Defect Amount” shall have the meaning given that term in Section 5.4.

“Title Defect Property” shall have the meaning given that term in Section 5.3.

“Title Examination Period” shall have the meaning given that term in Section 5.1.

“Wells”  shall have the meaning given that term in Section 2.2(b)

ARTICLE II

PURCHASE AND SALE

2.1                               Purchase and Sale of Properties. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller and pay for, the Properties, subject to the terms and conditions of this Agreement.

2.2                               Properties.  All of the following shall herein be collectively called the “Properties.”

(a)         All of Seller’s right, title and interest in and to the leasehold estates, mineral interests, surface interests and operating rights interest set forth in Exhibit A, together with each and every kind and character of right, title, claim or interest which Seller has in and to the lands described or referred to in Exhibit A or described or referred to in, or covered by, an instrument described on Exhibit A (collectively, the “Lands”), even though Seller’s interests therein may be incorrectly described in or omitted from Exhibit A (collectively, the “Leases”).  All Leases will be delivered to Buyer at a 75% net revenue interest;

(b)         All of Seller’s right, title and interest in and to all of the oil, gas, water, supply, disposal or injection wells located on the Lands, whether producing, not producing, shut-in or temporarily abandoned, including the wells described in Exhibit B (collectively, the “Wells”);

(c)          All rights, titles and interests of Seller in and to all of the property and rights (collectively, the “Other Rights”) incident to the Leases, Lands or Wells, including the following:

(1)         All of Seller’s right, title and interest in, to and under, or derived from, all of the contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, or any of them, or the production of Hydrocarbons in association therewith, including all operating agreements (other than the Reef Exploration Operating Agreement, which shall be terminated at or before the Closing), unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights and disposal agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas or casinghead gas, processing agreements, and equipment leases, including the contracts, agreements, instruments and leases described in Exhibit C (collectively, the “Contracts”); and

(2)         All of Seller’s right, title and interest in and to all of the easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with the Lands, Wells, Contracts or the Equipment, or any of them (collectively, the “Surface Contracts”);

(d)         All right, title and interest of Seller in and to all personal property, equipment, fixtures and improvements (including all materials, supplies and surpluses, production facilities, plants, pipelines, gathering lines and water supply well(s) and systems, and communication devices) employed or used in connection with, or appurtenant to, the Leases, Lands, Wells or Other Rights, or any of them, or used or stored in connection with the exploration, development or operation of the Leases, Lands, Wells or Other Rights or with the production, treatment, transportation, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto, including the equipment described in Exhibit D (collectively, the “Equipment”);

(e)          All right, title and interest of Seller in and to all Hydrocarbons produced from or attributable to the hereinabove referenced Properties from and after the Effective Time (or proceeds therefrom);

(f)           All right, title, and interest of Seller in and to all Imbalances relating to the Properties; and

(g)          All right, title, and interest of Seller in and to all lease files; land files; well files; sales contract files; title and contract files; gas processing files; division order files; abstracts; title opinions; land surveys; proprietary and non-proprietary geologic and proprietary geophysical and non-proprietary data (including all interpretations of such non-proprietary data, but excluding all interpretations of such proprietary data); non-confidential logs; maps; engineering data and reports; reserve studies and evaluations; files and all other books, records, data, files, maps and accounting records related primarily to the hereinabove referenced Properties, or any of them, or used or held for use primarily in connection with the maintenance or operation thereof; all technical information or data in the possession of

Seller; and all of Seller’s computer records, relating or pertaining to the hereinabove referenced Properties (collectively, the “Records”).

Notwithstanding the fact that the description of certain Properties on Exhibit A may contain language limiting the rights in such Properties to certain depths and/or certain lands, it is the intent of Seller and Buyer that the Properties include, and the Properties shall include, all of Seller’s right, title and interest in and to all the Lands.

2.3                               Effective Time; Allocation of Liability; Indemnification.

(a)         The purchase and sale of the Properties shall be effective as of July 1, 2011, at 7:00 A.M., local time at the location of the Properties (the “Effective Time”).

(b)         Upon the occurrence of Closing, Buyer shall be entitled to all amounts realized from and accruing to the Properties subsequent to the Effective Time and shall be responsible for any and all third-party claims, fees, costs, judgments and expenses (including any of same for personal or real property damage, personal injury (including death) to persons, environmental damage, contract or lease breach or default, taxes and other charges (collectively, “Liabilities”) arising out of, relating, or attributable to, the development and operation of the Properties subsequent to the Effective Time. Buyer shall also be responsible for all of said Liabilities for environmental damage including all of Seller’s duty for the plugging, replugging, abandonment, removal, disposal and restoration associated with the Properties arising prior to the Effective Time. Seller shall be entitled to all amounts realized from and accruing to the Properties prior to the Effective Time and, with the exception of the Liabilities for environmental damages, shall be responsible for any and all Liabilities arising out of, relating, or attributable to, the development or operation of the Properties prior to the Effective Time.

(c)          UPON THE OCCURRENCE OF CLOSING, EXCLUDING ANY LIABILITIES FOR ENVIRONMENTAL DAMAGES, SELLER ASSUMES ALL RISKS, LIABILITIES, OBLIGATIONS AND LOSSES IN CONNECTION WITH, AND SHALL DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS BUYER, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, FROM AND AGAINST ALL LOSSES WHICH ARISE FROM OR IN CONNECTION WITH (I) THE PROPERTIES PRIOR TO THE EFFECTIVE TIME, OR (II) A BREACH OF ANY OF SELLER’S REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT.  UPON THE OCCURRENCE OF CLOSING, BUYER ASSUMES ALL RISKS, LIABILITIES, OBLIGATIONS AND LOSSES IN CONNECTION WITH, AND SHALL DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS SELLER, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, FROM

AND AGAINST ALL LOSSES WHICH ARISE FROM OR IN CONNECTION WITH (I) THE PROPERTIES ON OR AFTER THE EFFECTIVE TIME, OR (II) ALL LOSSES WHICH ARISE AS A RESULT OF ENVIRONMENTAL DAMAGE WHENEVER ARISING AND (III) A BREACH OF ANY OF BUYER’S REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT. “LOSSES” SHALL MEAN ANY ACTUAL LOSSES, COSTS, EXPENSES, LIABILITIES, DAMAGES, DEMANDS, SUITS, SANCTIONS OF EVERY KIND AND CHARACTER INCLUDING REASONABLE FEES AND EXPENSES OF ATTORNEYS, TECHNICAL EXPERTS AND EXPERT WITNESSES REASONABLY INCIDENT TO MATTERS INDEMNIFIED AGAINST; EXCLUDING ANY SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, LOSS OF PROFITS INCURRED BY A PARTY OR LOSS INCURRED AS A RESULT OF THE INDEMNIFIED PARTY INDEMNIFYING A THIRD PARTY. BUYER SHALL BE DEEMED TO HAVE RELEASED SELLER AT THE CLOSING FROM ANY LOSSES FOR WHICH BUYER HAS AGREED TO INDEMNIFY SELLER HEREUNDER, AND SELLER SHALL BE DEEMED TO HAVE RELEASED BUYER AT THE CLOSING FROM ANY LOSSES FOR WHICH SELLER HAS AGREED TO INDEMNIFY BUYER HEREUNDER. THE PARTY SEEKING INDEMNIFICATION UNDER THE TERMS OF THIS AGREEMENT (THE “INDEMNIFIED PARTY”) SHALL SUBMIT A WRITTEN NOTICE TO THE OTHER PARTY WHICH, TO BE EFFECTIVE, MUST STATE: (I) THE AMOUNT OF EACH PAYMENT CLAIMED BY THE INDEMNIFIED PARTY TO BE OWING, (II) THE BASIS FOR SUCH CLAIM, WITH SUPPORTING DOCUMENTATION, (III) A LIST IDENTIFYING TO THE EXTENT REASONABLY POSSIBLE EACH SEPARATE ITEM OF LOSS FOR WHICH PAYMENT IS SO CLAIMED (A “CLAIM NOTICE”). THE AMOUNT CLAIMED SHALL BE PAID BY THE INDEMNIFYING PARTY AS AND TO THE EXTENT REQUIRED HEREIN WITHIN THIRTY (30) DAYS AFTER RECEIPT OF THE CLAIM NOTICE OR AFTER THE AMOUNT OF SUCH PAYMENT HAS BEEN FINALLY ESTABLISHED, WHICHEVER LAST OCCURS.

(d)         This Section 2.3 shall survive Closing; provided, however, the indemnification obligations with respect to any representation or warranty shall survive Closing only for the duration of the applicable survival period for such representation or warranty set forth in Section 4.3, except for any Loss for which the Indemnified Party has submitted a Claim Notice prior to the termination of the applicable survival period.

ARTICLE III

PURCHASE PRICE

3.1          Purchase Price. The purchase price for the Properties shall be TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), as adjusted pursuant to this Agreement (the “Purchase Price”).

3.2          Deposit.

(a)   Concurrently with the execution and delivery of this Agreement, Buyer has deposited by wire transfer in same day funds with Seller the sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the “Deposit”). The Deposit and any interest earned thereupon shall be applied toward the Purchase Price at Closing.

(b)   If (i) all conditions precedent to the obligations of Buyer set forth in Section 8.2 have been met and (ii) the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of: (A) the failure of Buyer to perform any of its obligations hereunder or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct as of the Closing, then, in such event, Seller shall have, as Seller’s sole and exclusive remedy, the right to terminate this Agreement and retain the Deposit, together with all interest earned thereon, as liquidated damages, SELLER WAIVING ALL OTHER RIGHTS, REMEDIES AND DAMAGES THAT IT MAY HAVE IN SUCH EVENT.

(c)   If (i) this Agreement is terminated by the mutual written agreement of Buyer and Seller, (ii) the Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 3.2(b) or (iii) this Agreement is terminated for any reason other than as set forth in Section 3.2(b), then Buyer shall be entitled to the return of, and Seller shall immediately return to Buyer, the Deposit, plus interest thereon received by Seller from the date of Seller’s receipt of the Deposit to the date of Seller’s return of the Deposit to Buyer, free of any claims by Seller. Buyer and Seller shall, in that event, have the rights and obligations set forth in Section 11.2.

3.3          Allocated Values. Buyer and Seller agree that the unadjusted Purchase Price is allocated among the Properties in the amounts set forth in Exhibit E. The “Allocated Value” for any individual property or group of properties valued together (such single property or group of properties valued together listed individually in Exhibit E, a “Property”) equals the portion of the unadjusted Purchase Price allocated to such Property on Exhibit E and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein. Buyer and Seller agree (a) that the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting Property values and other items for purposes of all federal, state and local tax returns, including Internal Revenue Service Form 8594 and (b) that neither they nor their

Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to taxes, in notices to holders of Preferential Rights or in other documents or notices relating to the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties of Seller. Seller represents and warrants to Buyer (which representations and warranties shall survive the Closing for the periods set forth in Section 4.3) that all of the matters set out in items (a) through (y) below are true and correct in all respects:

(a)   Organization.

(i)    REEF EXPLORATION, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to carry on its business in the State of Texas.

(ii)   REEF GLOBAL ENERGY VII, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to carry on its business in the State of Texas.

(iii)  REEF GLOBAL ENERGY VIII, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to carry on its business in the State of Texas.

(iv)  REEF GLOBAL ENERGY IX, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to carry on its business in the State of Texas.

(b)   Authority. Seller has all individual or partnership power as authorized under the laws of the State of Texas to (i) conduct its business as presently conducted, (ii) perform its obligations under this Agreement, and (iii) own the Properties.

(c)   No Conflict or Violation. Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated by this Agreement by Seller will violate, or be in conflict with, (i) any provision of the articles, bylaws or governing documents of any entity comprising Seller, (ii) any provision of any agreement or instrument to which any entity comprising Seller is a party or by which any entity comprising Seller is a party or by which it or any of the Properties is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Seller, except for any violation that does not have a material adverse effect on the Properties, Seller or its ability to consummate the transactions contemplated hereby.

(d)   Noncontravention. Assuming compliance with (i) the consent requirements described in Section 4.1(x) below and (ii) the preferential purchase rights described in Section 4.1(x) below, neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated by this Agreement by Seller, will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement, any Lease, any Contract or any Surface Contract or require any notice under any applicable Law or the organizational documents of Seller.

(e)   Due Authorization. The execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary individual or partnership action (including any necessary shareholder, member or partner approval) by all entities comprising Seller.

(f)    Due Execution; Enforceability. This Agreement has been duly executed and delivered on behalf of Seller, and at Closing all documents and instruments required to be executed and delivered by Seller shall be so executed and delivered by Seller. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(g)   Production Reports; Taxes. The operator of the Properties has filed or caused to be filed all federal, state and local production reports and tax and information returns required under all applicable Laws. All taxes with respect to the Properties have been paid in full, and all additional assessments received on or prior to the Closing Date, or attributable thereto, will be timely and fully paid by such operator on or prior to the date when delinquent.

(h)   Broker’s Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(i)    Taxes. All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom on the Properties that are due and payable as of the date hereof have been paid, and all such taxes and assessments that become due and payable prior to the Closing shall be timely and properly paid by Seller.

(j)    Equipment. Except as state in this paragraph, all of the Equipment has been maintained in a state of repair so as to be adequate for normal operations. The Cole Ranch 40 #2 has a hole in its tubing; the Cole Ranch 41 #2 has parted rods; and the Cole Ranch 44 #2 has a hole in its polish rod liner.

(k)   Licenses, Permits and Filings. Seller has or has caused others to obtain and maintain all material governmental licenses and permits, including all permits required under applicable Environmental Laws, and has properly made or caused all filings necessary to obtain and maintain such licenses and permits and to own and operate the Properties as presently being owned and operated. Such licenses, permits and filings are in full force and effect, and no material violations exist with respect to any of the same.

(l)    Litigation. There are no suits, actions, litigation, arbitration, mediation, judgments or other proceedings pending or threatened (i) against Seller that would affect Seller’s ability to perform its obligations hereunder, or (ii) which affect, or could reasonably be expected to affect, the Properties. There have been no events, occurrences, facts or circumstances on or with respect to the ownership or operation of the Properties that could give rise to a claim by any Person for property damage, personal or bodily injury or death.

(m)  Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or threatened against Seller or any Affiliate of Seller.

(n)   Foreign Person. None of the entities comprising Seller is a “foreign person” within the meaning of Section 1445 of the Code.

(o)   Environmental. With respect to the Properties:

(1)   There are no actions, suits, claims or proceedings seeking money damages, injunctive relief, remedial action or other remedy, pending or threatened, against any of the Properties or against Seller arising from its ownership or operation of the Properties and relating to the violation of, or noncompliance with, any Environmental Laws, the disposal, discharge, or release of any Hazardous Substance, or the exposure of any person to any other solid waste, pollutant, chemical substance, noise or vibration.

(2)   Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will violate any Environmental Law or require the consent or approval of any Governmental Authority charged with enforcing any Environmental Laws.

(p)   Records. The Records are current, accurate and complete, except to the extent any inaccuracy or incompleteness would not reasonably be expected to have a material adverse effect to the Properties. Buyer has been given such access to the Records prior to the date hereof sufficient to enable Buyer to determine to its best knowledge that the information for this Agreement contains a materially complete description of the Properties.

(q)   Maintenance of Records. Seller has maintained or caused others to maintain the Records in accordance with ordinary and customary industry standards in the domestic oil and gas industry, and all accounting records relating to the Properties have been prepared in accordance with ordinary and customary industry standards in the domestic oil and gas industry.

(r)    Material Leases, Wells, and Other Rights. All of the Leases, Wells, and material Other Rights (including, without limitation, Contracts and Surface Contracts) that will burden, relate to or encumber the Properties, or to which the Properties will be subject after Closing, are set forth on Exhibit A, Exhibit B and Exhibit C. For the purposes of this Section 4.1(r), an Other Right shall be considered “material” if it has or could reasonably expected to have a material economic impact on the use, ownership or operation of the Properties, including (i) any such Other Right that could reasonably be expected to result in aggregate payments by or revenues to Seller of more than $100,000.00 in any calendar year and (ii) any Contract or Surface Contract which is not terminable without penalty upon thirty (30) days or less notice.

(s)    Operation and Maintenance of Properties. With the exception of the hole in the tubing on the Cole Ranch 40 #2 well, the parted rods on the Cole Ranch 41 #2 well and hole in the polish rod liner on the Cole Ranch 44 #2 well, Seller has operated and maintained the Properties in accordance with (i) customary and recognized oilfield practices prior to Closing except to the extent that the failure to do so would not have a material adverse effect on the Properties and (ii) all applicable Laws (including Environmental Laws). Seller has not abandoned, or agreed to abandon, any wells and there are no dry holes, or otherwise inactive wells, located on the Properties, other than wells that have been properly plugged and abandoned.

(t)    Joint Interest Billings. All invoices, expenses, costs, taxes, revenues, royalties and all other disbursements and amounts relating or attributable to any of the Properties prior to the Effective Time have been accrued, remitted, paid or disbursed to the party or parties due same as of the date of this Agreement or will be paid by Seller in a timely fashion after the Effective Time.

(u)   Leases and Royalties. The Leases have been maintained according to their terms and conditions, in compliance with the agreements to which the Leases are subject, and the Leases are presently in full force and effect. All shut-in royalties, overriding royalties and other royalties or similar burdens on production with respect to the Leases that have become due and payable by Seller as of the Effective Time have been duly paid other than those funds held in suspense by Seller as described in Section 10.3 Schedule 10.3 sets forth a description of all funds currently held in suspense by Seller with respect to the Properties.

(v)   Imbalances. Schedule 4.1(v) sets forth (i) all Imbalances associated with the Properties as of the dates set forth on such Schedule 4.1(v) and (ii) all imbalances with any party purchasing or transporting Hydrocarbons associated with the Properties.

(w)  AFEs. Schedule 4.1(w) contains a true and correct list of all authorities for expenditures, proposals and/or commitments (collectively, “AFEs”) to drill, complete, recomplete, deepen, plug back, plug and abandon or rework Wells, to shoot seismic or perform other geophysical surveys or for capital expenditures with respect to the Properties that have been proposed by any Person having authority to do so other than internal AFEs of Seller not delivered to third parties. Except as set forth in Schedule 4.1(w), Seller has not gone or been deemed to have gone “non-consent” or failed to participate in the drilling or reworking of a well, any seismic program, or any other operation which would cause Seller or Buyer to suffer a penalty or lose or forfeit any interests in the Properties.

(x)   Preferential Purchase Rights and Consents to Assign. Schedule 4.1(x) sets forth (i) those preferential rights to purchase or similar rights and (ii) those consents to assignment or similar rights that, in either case, are applicable to transfers of the Properties in connection with the transactions contemplated under this Agreement.

(y)   Mortgages and Security Interests. There are no mortgages, deeds of trust, security interests or financing statements encumbering the Properties.

4.2          Representations and Warranties of Buyer. Buyer represents and warrants to Seller (which representations and warranties shall survive the Closing for the periods set forth in Section 4.3) that all of the matters set out in items (a) through (d) below are true and correct in all respects:

(a)   Authority. Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement, and to perform its other obligations under this Agreement.

(b)   Due Authorization. The execution, delivery and performance of this Agreement by Buyer and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer.

(c)   Due Execution; Enforceability. This Agreement has been duly executed and delivered on behalf of the Buyer, and at the Closing all documents and instruments required to be executed and delivered by Buyer shall be executed and delivered by Buyer. This Agreement does, and such documents and instruments shall, constitute a legal, valid and binding obligation of Buyer, enforceable in accordance with their terms, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(d)   Broker’s Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

4.3          Survival Periods.  The representations and warranties of Seller contained in Sections 4.1(j), 4.1(k), 4.1(l), 4.1(o), 4.1(p), 4.1(q), 4.1(r), 4.1(s), 4.1(v), 4.1(w), 4.1(x) and 4.1(y) shall survive the Closing for a period of twelve (12) months.  The representations and warranties of Seller contained in Sections 4.1(t) and 4.1(u) shall survive the Closing until the expiration of the applicable statute of limitations.  All other representation and warranties of Seller contained in Section 4.1 and the representation and warranties of Buyer contained in Section 4.2 shall survive Closing indefinitely.

ARTICLE V

TITLE MATTERS

5.1          Title Examination Period.  Provided that Seller timely provides access to the Records and other materials as contemplated in Section 7.1, the “Title Examination Period” will commence on the date of this Agreement and end at 5:00 P.M. CDT on August 22, 2011.

5.2          Title Defects. A Property shall be deemed to have a “Title Defect” if Seller is found to have less than Defensible Title and it is reasonably estimated to (a) require an expenditure in excess of $10,000.00 to remedy or (b) reduce the value of such Property by an amount in excess of $10,000.00. For purposes of this Agreement, the term “Defensible Title” shall mean such title of Seller that, subject to and except for the Permitted Encumbrances:

(a)   with respect to any Property:

(1)   entitles Seller to receive not less than the percentage set forth in Exhibit E as the net revenue interest for such Property of all Hydrocarbons produced, saved and marketed from such Property, all without reduction of such interest throughout the duration of the life of such Property, as to all of the depths listed on Exhibit A for such Property, and if no depths are listed, then as to all depths;

(2)   obligates Seller to bear the percentage of the costs and expenses relating to the maintenance, development and operation of such Property not greater than the working interest for such Property shown in Exhibit E as to all of the depths listed on Exhibit A for such Property, and if no depths are listed, then as to all depths, without increase throughout the duration of the life of such Property, except (1) as set forth therein, (2) increases, after the date of this Agreement, resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, and (3) increases to the extent that they are accompanied by a proportionate increase in Seller’s corresponding net revenue interest set forth in Exhibit E;

(b)   is free and clear of all liens, encumbrances, encroachments, charges, claims, burdens and defects;

(c)   is deducible from applicable county records;

(d)   is filed of record so as to be sufficient against competing claims of bona fide purchasers for value without notice or other Persons entitled to protection of applicable recording laws; and

(e)   permits Seller and its assigns and designees rights of ingress and egress over the Properties for purposes of oil and gas exploration, development, gathering, and production.

5.3          Notice of Title Defects.  If Buyer discovers any Title Defect during the Title Examination Period, Buyer shall promptly notify Seller prior to the expiration of the Title Examination Period.  To be effective, such notice shall be in writing and shall include (a) a description of the alleged Title Defect, (b) each of the Properties affected (each, a “Title Defect Property”), (c) the value of each Title Defect Property (which shall be the Allocated Value), (d) documentation sufficient to reasonably support and explain the asserted Title Defect, and (e) the amount which Buyer reasonably believes to be the Title Defect Amount resulting from the alleged Title Defect and the computations and information upon which Buyer’s belief is based.

5.4          Remedies for Title Defects. Seller shall have the option, but not the obligation, to attempt to cure any Title Defect prior to Closing. In the event that any Title Defect is not cured to Buyer’s reasonable satisfaction on or before Closing, (i) the Purchase Price shall be reduced by an amount (the “Title Defect Amount”) determined pursuant to Section 5.6 and limited pursuant to Section 5.5, (ii) the Parties shall proceed to Closing, (iii) each Title Defect Property shall be conveyed by Seller to Buyer subject to such Title Defect and (iv) Buyer shall pay to Seller the Purchase Price as so adjusted; provided, however, if the sum of all Title Defect Amounts and all Environmental Defect Amounts determined prior to Closing is equal to or exceeds $1,000,000.00, then either Party shall have the right to terminate this Agreement prior to Closing.

5.5          Limitations. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any Title Defect if the sum of all Title Defect Amounts and all Environmental Defect Amounts does not exceed $100,000.00 (the “Defect Deductible”), and (ii) in the event that the sum of all Title Defect Amounts and all Environmental Defect Amounts exceeds the Defect Deductible, then any adjustments to the Purchase Price for Title Defects shall be applicable only to the portion that exceeds the Defect Deductible.

5.6          Title Defect Amount.  The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of each Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(a)   if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(b)   if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)   if the Title Defect represents a discrepancy between (i) the net revenue interest for any Property and (ii) the net revenue interest stated in Exhibit E for such Property and the corresponding working interest stated in Exhibit E for such Property is decreased in the same or greater ratio than the decrease in such net revenue interest, then the Title Defect Amount shall be the product of the Allocated Value of such affected Property multiplied by a fraction, the numerator of which is the net revenue interest decrease and the denominator of which is the net revenue interest stated in Exhibit E;

(d)   if the Title Defect represents an obligation upon, encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(e)   the Title Defect Amount with respect to each Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount;

(f)    if Seller and Buyer are unable to agree upon any Title Defect, Title Defect Amount or adjustment under this Section 5.6, Seller and Buyer shall, in good faith, mutually agree upon an attorney experienced in oil and gas law licensed to practice law in the State of Texas as the arbiter of the alleged Title Defect or Title Defect Amount, whose decision on all such matters must be rendered within ten (10) Business Days of the date of his or her designation, and will be final and binding on the Parties. The costs and expenses of the arbitrator shall be shared one-half by Seller and one-half by Buyer; and

(g)   notwithstanding anything to the contrary in this Section 5.6, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon a Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

ARTICLE VI

ENVIRONMENTAL MATTERS

6.1          Environmental Examination Period. Provided that Seller timely provides access to the Properties, Records and other materials as contemplated in Section 7.1, the “Environmental Examination Period” will commence on the date of this Agreement and end at 5:00 P.M. CDT on August 22, 2011.

6.2          Environmental Defect. A Property shall be deemed to have an “Environmental Defect” if Buyer discovers that such Property is subject to a condition constituting a violation of Environmental Laws with respect to which the Lowest Cost Response is reasonably estimated to require expenditure in excess of $10,000.00.

6.3          Notice of Environmental Defects. If Buyer discovers any Environmental Defect during the Environmental Examination Period, Buyer shall promptly notify Seller prior to the expiration of the Environmental Examination Period. To be effective, such notice shall be in writing and shall include (a) a description of the alleged Environmental Defect, (b) the Properties affected (each, an “Environmental Defect Property”), (c) the value of each Environmental Defect Property (which shall be the Allocated Value of such Property), (d) documentation sufficient to reasonably support the asserted Environmental Defect(s), and (e) the amount which Buyer reasonably believes to be the Lowest Cost Response to cure the alleged Environmental Defect and the computations and information upon which Buyer’s belief is based.

6.4          Remedies for Environmental Defects.  Seller shall have the option, but not the obligation, to attempt to cure any Environmental Defect, to Buyer’s reasonable satisfaction, prior to Closing, and to the extent necessary, the Closing Date shall be extended by a period necessary to allow for the cure of such Environmental Defects to Buyer’s reasonable satisfaction. Notwithstanding anything herein to the contrary, the Closing Date shall be extended only as to that Property or Properties that are subject to such Environmental Defect curative. In the event that any Environmental Defect is not cured on or before Closing, then, at the option of Buyer, for each such uncured Environmental Defect:

(a)   the Purchase Price shall be reduced by an amount mutually agreed upon by Seller and Buyer, in which event (subject to the other terms of this Agreement) the Parties shall proceed to Closing, each Environmental Defect Property shall be conveyed by Seller to Buyer subject to such Environmental Defect and Buyer shall pay to Seller the Purchase Price as so adjusted (such adjustment being herein referred to as the “Environmental Defect Amount”); or

(b)   Seller shall retain the Environmental Defect Property and reduce the Purchase Price by an amount equal to the Allocated Value (or portion thereof allocable thereto) of each Environmental Defect Property, in which event (subject to the other terms of this Agreement) the Parties shall proceed to Closing, the Environmental Defect Property shall be retained by Seller and Buyer shall pay to Seller the Purchase Price as so adjusted;

provided, however, if (i) Seller has chosen to cure an Environmental Defect and extend the Closing Date as provided above and (ii) Seller shall not have cured such Environmental Defect to Buyer’s reasonable satisfaction by September 15, 2011, then (1) if the Parties can agree on an Environmental Defect Amount, the procedures in Section 6.4(a) shall be followed, or (2) if the Parties cannot agree on an Environmental Defect Amount, then the procedures in Section 6.4(b) shall be followed. In addition to the foregoing remedies, if the sum of all Environmental Defect Amounts and Title Defect Amounts hereunder is equal to or exceeds $1,000,000.00, then either Party shall have the right to terminate this Agreement.

6.5          Limitations. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies under this Agreement for any Environmental Defect if the sum of all Environmental Defect Amounts and Title Defect Amounts does not exceed the Defect Deductible, (b) in the event that the sum of all Environmental Defect Amounts and Title Defect Amounts exceeds the Defect Deductible, then any adjustments to the Purchase Price for Environmental Defects shall be applicable only to the portion that exceeds the Defect Deductible.

ARTICLE VII

COVENANTS

7.1          Covenants of Seller. Seller covenants and agrees with Buyer as follows:

(a)   Access. Seller (i) shall give to Buyer and to its representatives (such representatives to include employees, consultants, independent contractors, attorneys and other advisors of Buyer) full access to all of the Properties and the Records, as well as all of the offices, personnel, books, files, records, contracts, correspondence, computer output and data files (to the extent Seller has the right to make same available), maps, data, reports, plats and other documents of Seller or to which Seller has access pertaining to any of the Properties including all abstracts of title, lease files, unit files, production marketing files, title policies, title opinions, title files and title records, ownership maps, surveys and any other information, data, records, and files which Seller may have (or have access to) relating in any way to the Properties, the past or present operation thereof and the marketing of production therefrom (and Buyer shall have the right to copy same); (ii) shall obtain and submit to Buyer or its representatives, at Buyer’s expense, as promptly as practicable, such abstracts, title reports, status reports, certificates of title, certificates of facts and other evidence of title covering the Properties as requested by Buyer; (iii) shall furnish to Buyer all other information with respect to the Properties as reasonably requested by Buyer, except to the extent that Seller is prohibited therefrom by any agreement or contract to which it is a party or of which it is a beneficiary; provided that Seller shall use its reasonable best efforts to promptly obtain the waiver of any such prohibition; (iv) hereby authorizes Buyer and its representatives to consult with attorneys, abstract companies and other consultants or independent contractors of Seller (whether utilized in the past or presently) concerning title related matters; and (v) hereby authorizes Buyer and its representatives to consult with any other parties or review any records deemed necessary by Buyer to ascertain the status for any matter relating to the Properties, including the right inspect the environmental condition of the Properties and conduct testing in connection therewith.  With respect to computerized materials which are owned by Seller, over which Seller has control or to which Seller has access, Seller shall make available such materials to Buyer to the extent it is not prohibited from so doing by existing contractual commitments and will use its reasonable best efforts to make available to Buyer after the Closing the use of any computer services which Buyer reasonably desires to utilize in the ownership or operation of the Properties.

(b)   Cost and Expense Data. Seller shall provide Buyer, as soon as practicable after the date hereof and on a continuing basis, all pertinent cost, expense and revenue data with respect to the Properties attributable to all periods through the Effective Time as the same becomes available.

(c)   Restrictions on Certain Actions. Prior to Closing, Seller shall (i) cause the Leases and the Properties to be developed, maintained and operated in a manner substantially consistent with prior operations and applicable Law, (ii) not abandon any part of the Properties, (iii) not consent to or commence any operations on any one or more of the Leases or the Properties, except emergency operations, already-approved operations required under presently existing contractual obligations and on-going commitments, (iv) not convey, transfer, farmout, sell, encumber, remove, or otherwise dispose of any part of the Properties (other than Hydrocarbons produced from the Properties in the regular course of business), (v) not reduce or terminate (or caused to be reduced or terminated) any insurance coverage now held in connection with the Properties, (vi) not enter into new contracts or oil and gas leases or otherwise obtain a leasehold interest covering the Lands without the prior written consent of Buyer, such consent not to be unreasonably withheld; provided, however, Seller may extend or renew existing Leases upon providing Buyer written notice of the same, (vii) waive any right of material value relating to the Properties, (viii) modify or terminate any of the Contracts, (ix) incur any other costs or expenses in connection with the Properties for which Buyer will be responsible if Closing occurs which individually exceeds $25,000.00 or in the aggregate exceeds $100,000.00, (x) materially alter any of the Properties, or (xi) take any other actions with respect to the Properties outside of the ordinary course of business, consistent with Seller’s past practices.

(d)   Notification of Certain Events. Seller shall promptly notify Buyer of (i) any suit, action claim or proceeding that is threatened or actually arises, (ii) any loss of or damage to, or (ii) any proposal from a third party to engage in any material transaction (including a farm-out), in each case, with respect to the Properties.

(e)   Other Documents. At the Closing, Seller will execute and deliver to Buyer all other documents in addition to the Assignment as may be reasonably requested by Buyer to effectuate the transactions contemplated by this Agreement.

7.2          Preferential Rights. Prior to the Closing, Seller shall use commercially reasonable efforts to comply with all preferential rights to purchase or similar rights relative to the sale of any of the Properties as set forth in Schedule 4.1(x) (the “Preferential Rights”). Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of the Preferential Rights (other than as set forth in the instrument creating the Preferential Right) in order to satisfy its obligations under this Section 7.2.  In accordance with this Agreement and the applicable Contracts, promptly after the execution of this Agreement, Seller shall deliver by mail written notices of the proposed transfer of any Property subject to the Preferential Rights to the holders of such Preferential Rights. Seller shall promptly notify Buyer if any Preferential Right is exercised or if the requisite period has elapsed without said right having been exercised. If a third party who has been offered an interest in any Property pursuant to a Preferential Right elects, prior to the Closing, to purchase such Property pursuant to the aforesaid offer, then the Property or part thereof so affected will be eliminated from the Properties, the Purchase Price will be reduced by the portion of the Allocated Value attributable to such Property that is affected by such Preferential Right, and subject to the other terms of this Agreement, the Parties shall proceed to Closing; provided, however, if any such Purchase Price reduction equals or exceeds $1,000,000.00, then Buyer shall have the right to terminate this Agreement.  Otherwise, the Properties shall be conveyed to Buyer at Closing subject to any Preferential Right that has not been waived; provided, however, if (i) the holders of one or more of the Preferential Rights have not either waived or exercised such Preferential Rights because the time periods to exercise such Preferential Rights have not expired as of the time scheduled for Closing hereunder and (ii) the total of the Allocated Values of the Properties subject to such Preferential Rights exceeds $1,000,000.00, then Buyer shall have the right to delay the Closing until such time periods have expired. If a third party elects to purchase any Property pursuant to a Preferential Right after the Closing Date, Buyer shall be obligated to convey such Property to such third party and shall be entitled to the consideration for the sale of such Property.

7.3          Consents to Assignment.  Prior to Closing, Seller shall use commercially reasonable efforts to obtain all consents set forth in Schedule 4.1(x). Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such consents other than as set forth in the instrument creating such consent right.  Promptly after execution of this Agreement, Seller shall deliver by mail written requests for such consents to the holders thereof. If Seller fails to obtain a consent prior to the Closing, and either (a) the failure to obtain such consent would cause the assignment of such Property to Buyer to be void, and the value of the affected Property is in excess of $10,000.00 or it would require an expenditure in excess of $10,000.00 to remedy the failure to obtain such consent, or (b) the failure to obtain such consent could reasonably be expected to cause Buyer to incur damages and/or costs and expenses in connection therewith in excess of $10,000.00, then, at the option of Buyer, (i) the portion of the Property subject to such failed consent shall constitute a Title Defect and Seller and Buyer shall have the rights and remedies set forth herein with respect thereto; provided, however, the Defect Deductible shall not apply to such remedies for such failed consent, or (ii) such portion of the Properties subject to such failed consent shall be retained by Seller for the benefit of Buyer; provided that when such third party consent has been received, Seller acknowledges and agrees to transfer such portion of the Properties to Buyer; provided further that in the event Seller shall be unable to obtain such third party consent, Seller shall nevertheless retain the affected interest in trust for the Buyer and transfer to Buyer all economic benefits attributable to the interest as of and after the Effective Time.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1          Seller’s Conditions.  The obligations of Seller at the Closing are subject to the satisfaction at Closing of the following conditions:

(a)   Representations, Warranties and Performance. (i) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date; provided, however, that any such representation or warranty that is qualified by materiality shall be true and correct in all respects, and (ii) Buyer shall have performed and satisfied, in all material respects, all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

(b)   Pending Matters. No order shall have been entered by any Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the Closing Date.

(c)          Execution and Delivery of Closing Documents. Buyer shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Seller all of the documents described in Section 9.4 and Buyer shall be ready, willing and able to deliver to Seller the Purchase Price, as adjusted herein.

(d)         Officer’s Certificate. Buyer shall have delivered to Seller a certificate of an authorized officer of Buyer dated as of Closing, certifying on behalf of Buyer that, to the best of his or her knowledge, the conditions set forth in Section 8.1(a) above have been fulfilled.

(e)          No Prior Termination.  This Agreement has not been previously terminated by either Party pursuant to the provisions hereof.

8.2                               Buyer’s Conditions. The obligations of Buyer at the Closing are subject to the satisfaction at Closing of the following conditions:

(a)         Representations, Warranties and Performance. (i) All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date; provided, however, that any such representation or warranty that is qualified by materiality shall be true and correct in all respects, and (ii) Seller shall have performed and satisfied, in all material respects, all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

(b)         Pending Matters. No order shall have been entered by any Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the Closing Date.

(c)          Execution and Delivery of Closing Documents. Seller shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Buyer all of the documents described in Section 9.4.

(d)         Officer’s Certificate. Each entity comprising Seller shall have delivered to Buyer a certificate of an authorized officer of Seller dated as of Closing, certifying on behalf of Seller that, to the best of his or her knowledge, the conditions set forth in Section 8.2(a) above have been fulfilled.

(e)          No Prior Termination. This Agreement has not been previously terminated by either Party pursuant to the provisions hereof.

(f)           Indebtedness. Buyer shall have confirmation satisfactory to it that all the liabilities related to Indebtedness have been paid and discharged and that all appropriate releases, in form and substance agreeable to Buyer, have been obtained.

ARTICLE IX

CLOSING

9.1                               Closing Date. Unless the Parties hereto mutually agree in writing otherwise, and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (herein called the “Closing”) shall be held on August 31, 2011, or at such other time as Buyer and Seller may agree in writing. The date Closing actually occurs is herein called the “Closing Date”).

9.2                               Place of Closing.  The Closing shall be held at the offices of Buyer’s counsel, Locke Lord, Bissell and Liddell, located at 600 Travis Street, Houston, Texas 77002 or at such other place as Buyer and Seller may agree in writing.

9.3                               Adjustments to Purchase Price at Closing. Five (5) days prior to Closing, Seller shall submit to Buyer a good faith estimate of the Closing Settlement Statement, defined below, for review and comment by Buyer.

(a)         At the Closing, the Purchase Price shall be increased by the Parties’ estimate, as set forth in a statement agreed to by Seller and Buyer at or prior to Closing (the “Closing Settlement Statement”), of the following amounts, without duplication:

(1)         the amount of any negative Net Operating Income actually paid by Seller that is (A) attributable to the Properties, (B) attributable to any period of time from and after the Effective Time, (C) properly chargeable under the applicable joint operating agreements and (D) incurred in compliance with the terms and conditions of this Agreement;

(2)         any upward adjustment for Imbalances as determined pursuant to Section 10.4;

(3)         any other amount provided for in this Agreement or agreed upon by Seller and Buyer in writing.

(b)         At the Closing, the Purchase Price shall be decreased by the Parties’ estimate (as set forth in the Closing Settlement Statement) of the following amounts, without duplication:

(1)         the amount of any positive Net Operating Income actually received by Seller that is (A) attributable to the Properties, (B) attributable to any period of time from and after the Effective Time, (C) properly chargeable under the applicable joint operating agreements and (D) incurred in compliance with the terms and conditions of this Agreement (but excluding Hydrocarbons produced prior to the Effective Time);

(2)         the sum of all Title Defect Amounts (subject to Section 5.5) with respect to the Properties and the sum of all Environmental Defect Amounts (subject to Section 6.5) with respect to the Properties;

(3)         the Allocated Value of any Properties removed from the transaction pursuant to Section 6.4(b) (relating to Environmental Defects), Section 7.2 (relating to Preferential Rights) or Section 12.11 (relating to Casualty Loss);

(4)         the amount representing suspended funds determined pursuant to Section 10.3;

(5)         the estimated or calculated amount of Seller’s pro-rata share of ad valorem taxes for calendar year 2011 determined pursuant to Section 10.2;

(6)         any downward adjustment for Imbalances as determined pursuant to Section 10.4; and

(7)         any other amount provided for in this Agreement or agreed upon by Seller and Buyer in writing.

9.4                               Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)         Seller shall execute, acknowledge and deliver to Buyer an assignment, conveyance and bill of sale substantially in the form set forth on Exhibit F (the “Assignment”), conveying the Properties to Buyer, which shall have attached thereto, among other things, an exhibit which specifically describes the Leases by date, parties and recording data, and describes the Wells.

(b)         Seller shall deliver to Buyer exclusive possession of the Properties and the original of all of the Records relating or pertaining to any of the Properties other than proprietary data relating to any on-going business of Seller in regard to the Properties.

(c)          Seller shall execute and deliver to Buyer transfer orders or letters in lieu thereof substantially in the form set forth on Exhibit G directing all purchasers of production to make payment to Buyer of proceeds attributable to production after the Effective Time from the Properties.

(d)         Buyer shall pay the Purchase Price (as adjusted herein) to Seller by means of a wire transfer in accordance with the Closing Settlement Statement. Buyer shall have no liability as to how the Purchase Price is divided or allocated by or among each Person for whom Seller beneficially holds record title to the Properties.

(e)          Seller shall transfer all suspense accounts maintained by it for any of the Properties to Buyer, along with all information, records and data in Seller’s possession relating thereto.

(f)            Each entity comprising Seller shall execute, acknowledge and deliver to Buyer an affidavit as described in Treasury Regulation §1.1445 2(b)(2), substantially in the form of Exhibit H, certifying that Seller is not a “foreign person” within the meaning of the Code.

(g)         Buyer shall have received a resolution from the governing body of Seller or other evidence of Seller’s authority pursuant to its governing documents to enter into this Agreement and close the transactions contemplated herein.

(h)         Each entity comprising Seller shall execute and deliver to Buyer the officer’s certificate described in Section 8.1(d).

(i)             Buyer shall execute and deliver to Seller the officer’s certificate described in Section 8.2(d).

(j)             For all Wells and Leases for which Seller or its Affiliate is the designated operator, Seller shall execute and deliver to Buyer: (i) a validly executed blanket P-4 transfer designating Buyer as operator of the Wells and Leases with the Texas Railroad Commission and (ii) any other forms or documents required to designate Buyer as operator of such Wells and Leases.

(k)          Seller shall deliver to Buyer a release, executed by the appropriate parties, in form and substance reasonably acceptable to Buyer, releasing any and all Indebtedness encumbering the Properties.

(l)             Seller shall execute and deliver to Seller a statement of termination of the Reef Exploration Operating Agreement, executed by each party thereto, substantially in form of Exhibit I.

ARTICLE X

OBLIGATIONS AFTER CLOSING

10.1                           Post-Closing Adjustments.

(a)          Post-Closing Settlement Statement. As soon as practicable after the Closing Date, Seller shall prepare and deliver to Buyer a statement based on the Net Operating Income with respect to the Properties and other adjustments to the Purchase Price described in Section 9.3 or elsewhere in this Agreement, setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustments (the “Post-Closing Settlement Statement”). Seller shall prepare an initial draft of the Post-Closing Settlement Statement and submit same to Buyer no later than ninety (90) days after the Closing Date for Buyer’s comments and preliminary approval, which comments and/or approval shall be provided to Seller no later than fifteen (15) days after the receipt from Seller of the initial draft of the Post-Closing Settlement Statement. The Parties shall undertake to attempt to agree with respect to the amounts due pursuant to such Post-Closing Settlement Statement by no later than fifteen (15) days after the date of Seller’s receipt of Buyer’s comments, and Buyer or Seller, as the case may be, shall promptly pay to the other such sums as may be found to be due in said Post-Closing Settlement Statement as agreed upon by the Parties. During the foregoing periods of time, either Party may at its own expense audit the other Party’s books, accounts and records relating to Net Operating Income and any other item in the Post-Closing Settlement Statement. Such audit shall be conducted so as to cause a minimum of inconvenience to the audited Party. The occurrence of the Closing shall not relieve either Party of its obligation to account to the other Party after the Closing with respect to amounts that are received or become due after the Closing and that are properly payable or chargeable to either Party pursuant to any provision of this Agreement.

(b)         If Seller and Buyer are unable to agree with respect to the amounts due pursuant to such Post-Closing Settlement Statement within thirty (30) days after the receipt from Seller of the initial draft of the Post-Closing Settlement Statement, then, each of Buyer and Seller shall, within five (5) Business Days after such time period, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to a mutually agreeable accounting firm selected by the Parties (the “Accounting Arbitrator”), together with the Post-Closing Settlement Statement and any other documentation such Party may desire to submit. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision with respect to each matter addressed in such summaries, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.

10.2                           Ad Valorem Taxes.  Ad valorem taxes attributable to the Properties shall be allocated between Seller and Buyer as of the Effective Time.

10.3                           Suspense Accounts. At Closing, by adjustment to the Purchase Price, Seller shall transfer to Buyer all funds held by Seller in suspense related to proceeds of production and attributable to third parties’ interests in the Properties or Hydrocarbon production from the Properties, funds suspended awaiting minimum disbursement requirements, funds suspended under division orders and funds suspended for title and other defects, including those funds listed in Schedule 10.3.  Buyer agrees to administer all such accounts and assume all payment obligations relating to such funds in accordance with all applicable Laws.

10.4                           Imbalances. Effective as of the Closing, Buyer shall succeed to and assume the position of Seller with respect to all Imbalances relating to the Properties as set forth on Schedule 4.1(v), and as a result, (a) Buyer shall be entitled to receive any and all benefits and shall bear any and all burdens of such Imbalances and (b) Seller shall have no further rights or obligations with respect to such Imbalances. As part of the Closing Settlement Statement, an adjustment shall be made to take into account any Imbalances as of the Effective Time. In the event Seller is in a net overproduced position as of the Effective Time, the Purchase Price will be adjusted downward by an amount equal to the net overproduced quantity multiplied by the average gas price received by Seller for gas sold from the portion of the Properties in the county where the imbalance Property is located during the month immediately preceding the Effective Time (net of all allowable taxes and deductions) on an MMBtu basis.  In the event Seller is in a net underproduced position as of the Effective Time, the Purchase Price shall be increased by an amount equal to the net underproduced quantity multiplied by the average price received by Seller for gas sold from the portion of the Properties in the county where the imbalance Property is located during the month immediately preceding the Effective Time (net of all allowable taxes and deductions) on an MMBtu basis.

10.5                           Further Assurances. After the Closing Date, each Party at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time, such additional and further instruments of conveyance and transfer, and shall take such other actions as the other Party may require to convey and deliver the Properties to Buyer, to perfect Buyer’s title thereto, and to accomplish orderly transfer of the Properties to Buyer in a manner contemplated by this Agreement. After the Closing, the Parties further agree to cooperate to have all proceeds received attributable to the Properties to be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Properties to be made by the proper Party hereunder, all giving effect to the intents and purposes of this Agreement.

ARTICLE XI

TERMINATION

11.1                           Right of Termination. This Agreement and the transactions contemplated by this Agreement may be completely terminated at any time at or prior to the Closing:

(a)          by mutual consent of the Parties;

(b)         by either Party if the Closing shall not have occurred on or before September 30, 2011; provided, however, that neither Party can terminate this Agreement if such Party is in material breach of this Agreement;

(c)          by Seller, at Seller’s option, in the event the conditions set forth in Section 8.1  are not satisfied to the satisfaction of Seller at Closing;

(d)         by Buyer, at Buyer’s option, if the conditions set forth in Section 8.2  are not satisfied to the satisfaction of Buyer at Closing;

(e)          by either Party (i) pursuant to the last sentence of Section 5.4 (relating to Title Defects), Section 6.4 (relating to Environmental Defects) or Section 12.11 (relating to Casualty Loss), or (ii) if any court or Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated;

(f)            by Buyer pursuant to Section 7.2 (relating to Preferential Rights); or

(g)         by either Party if the sum of all Title Defect Amounts, Environmental Defect Amounts and the reduction of the Purchase Price pursuant to Section 7.2 and Section 12.11 exceeds 10% of the Purchase Price.

11.2                           Effect of Termination. In the event that the Closing does not occur as a result of either Party exercising its right not to close pursuant to Section 11.1, then, except as provided in Section 3.2 and except for the provisions of Article I, this Section 11.2, and Article XII, this Agreement shall be null and void and neither Party shall have any rights or obligations under this Agreement, except that nothing shall relieve any Party from Liability for any willful breach of its covenants or agreements; provided that retention of the Deposit, together with any interest earned thereon, by Seller pursuant to Section 3.2(b) shall be Seller’s sole and exclusive remedy, shall serve as liquidated damages, and such retention of the Deposit shall constitute full and complete satisfaction of any and all damages Seller may have against Buyer, and all other rights, remedies and damages are hereby waived by Seller. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECEIVE ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND OR LOSS OF BUSINESS OPPORTUNITY IN CONNECTION WITH THE TERMINATION OR BREACH OF THIS AGREEMENT.

ARTICLE XII

MISCELLANEOUS

12.1                           Exhibits. The Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

12.2                           Notices.  All notices and communications required or permitted under this Agreement shall be in writing, and delivered in person or sent by United States mail (postage prepaid, return receipt requested), facsimile or telecopy to the addresses of Seller and Buyer set forth below.  Any such notice shall be effective upon receipt only if received during normal business hours or, if not received during normal business hours, on the next Business Day.

(i)             If to Buyer:

Energen Resources Corporation

605 Richard Arrington, Jr. Blvd. North

Birmingham, Alabama 35203-2707

Attn: Vice President — Legal and Land

Telephone: (205) 326-8129

Facsimile: (205) 326-1858

(ii)          If to Seller:

Reef Exploration, L.P.

Reef Global Energy VII, L.P.

Reef Global Energy VIII, L.P.

Reef Global Energy IX, L.P.

1901 North Central Expressway

Suite 300

Richardson, Texas 75080

Attn: Walt Dunagin

Telephone: (972) 437-6792 ext 3014

Facsimile: (972) 994-0369

Either Party may, by written notice so delivered to the other, change the address or individual to which delivery shall thereafter be made.

12.3                           Amendments. This Agreement may not be amended except by an instrument in writing signed by all Parties.

12.4                           Assignment. No Party may assign its rights or obligations hereunder without the prior written consent of the other Party.  Subject to the foregoing, this Agreement shall be binding upon the Parties hereto and their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

12.5                           Counterparts.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  Any signature contained in a counterpart of this Agreement transmitted by facsimile or electronically shall be deemed to be an original signature.

12.6                           Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas, without giving effect to any conflict of law or choice of law principles of such State.

12.7                           Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

12.8                           Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.9                           Interpretation. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, the word “including” and its derivative means “including, but not limited to.”  In construing this Agreement, no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in its drafting.  All references to “Sections” and “Articles” in this Agreement refer to the corresponding section and article of this Agreement unless specific reference is made to such sections of another document or instrument. The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement or a referenced agreement or instrument as a whole and not to any particular provision of such agreement or instrument.

12.10                     Costs. Each Party shall bear and pay its own costs, including fees and expenses of its own counsel and accountants, in connection with the purchase and sale of the Properties. Buyer shall pay, and Seller shall remit, all sales and other transfer taxes, if any, incurred in connection with the transaction contemplated by this Agreement, and all documentary, filing and recording fees.

12.11                     Casualty Loss.  If, prior to the Closing, any part of the Properties shall be destroyed by fire or other casualty, or if any part of the Properties shall be taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened (a “Casualty Loss”), Seller shall bear all such Casualty Loss, and the Purchase Price shall be adjusted downward by an amount equal to the amount of such Casualty Loss; provided, however, if the amount of such Casualty Loss is equal to or greater than $1,000,000.00, then either Buyer or Seller may elect to terminate this Agreement without any liability to either Party.

12.12                     Drafting. Each Party represents that it had an adequate opportunity to review this Agreement and to submit the same to legal counsel for review and comment; and that, in the interpretation and construction of this Agreement, no consideration shall be given to the fact or presumption that one Party had a greater or lesser part in drafting this Agreement.

12.13                     Publicity. Each Party shall provide a copy of any public release concerning this Agreement or the transactions contemplated by this Agreement to the other Party not less than four (4) business hours prior to issuing such public release; provided, however, (i) if a Party desires to issue any such public release prior to the opening of the New York Stock Exchange on any day, then such Party shall only be required to provide a copy of such public release to the other Party no later than 5:00 p.m., Central Time, on the day before the issuance of such public release, and (ii) if applicable Law, Governmental Authority or the New York Stock Exchange requires the prior issuance of any such public release, then such public release can be issued without providing such prior notice to the other Party.

12.14                     Joint and Several Liability. The liabilities and obligations under this Agreement of the entities comprising Seller shall be joint and several.

[The remainder of this page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date shown by the date under each signature below and effective as of the date first set forth above.

BUYER:

Energen Resources Corporation

By:	/s/ John S. Richardson
John S. Richardson
President & COO

SELLER:

REEF EXPLORATION, L.P.
By: Reef Exploration, GP, LLC, its general partner

By:	/s/ Michael J. Mauceli
Name:	Michael J. Mauceli
Title:	Manager

REEF GLOBAL ENERGY VII, L.P.
By: Reef Oil & Gas Partners, L.P., its general partner
By: Reef Oil & Gas Partners, GP, LLC, its general partner

By:	/s/ Michael J. Mauceli
Name:	Michael J. Mauceli
Title:	Manager

REEF GLOBAL ENERGY VIII, L.P.
By: Reef Oil & Gas Partners, L.P., its general partner
By: Reef Oil & Gas Partners, GP, LLC, its general partner

By:	/s/ Michael J. Mauceli
Name:	Michael J. Mauceli
Title:	Manager

REEF GLOBAL ENERGY IX, L.P.

By: Reef Oil & Gas Partners, L.P., its general partner
By: Reef Oil & Gas Partners, GP, LLC, its general partner

By:	/s/ Michael J. Mauceli
Name:	Michael J. Mauceli
Title:	Manager

EXHIBIT A

LEASES AND LANDS

Oil and Gas Lease

Lessor:	Bill J. Cole Ranches and Valley Sheep, Inc.

Lessor:	Destiney Exploration, Ltd.

Date:	June 28, 2004

Recorded:	Volume 79, Page 164, Official Public Records of Glasscock County, Texas

Land:	All of Section 40

East 386 acres of Section 41, (to be further described by survey or reference to other instruments presently of record)

East Half (E/2) of Section 44

All of Section 45

Ratification and Amendment to Oil and Gas Lease

Lessor:	Bill J. Cole

Lessor:	Destiney Exploration, Ltd.

Date:	August 11, 2004

Recorded:	Volume 79, Page 259, Official Public Records of Glasscock County, Texas

Land:	All of Section 40

All of Section 41, less and except 40 acres proration unit assigned to J&J Oil and Gas Clark 3-B Well (to be further described by survey of reference to other instruments presently of record)

All of Section 44, less and except 40 acres proration unit assigned to J&J Oil and Gas Clark 7-D Well (to be further described by survey of reference to other instruments presently of record)

All of Section 45

Ratification of Oil, Gas and Mineral Lease

Ratification of the Lease dated 12-7-06, executed by Valley Sheep, Inc. and Bill Cole Ranches, Ltd., recorded in Volume 98, Page 391, OPR of Glasscock County, Texas.

Amendment of Oil and Gas Lease

Amendment of the Lease dated 06-27-07, executed by Valley Sheep, Inc. and Bill Cole Ranches, Ltd., recorded in Volume 103, Page 610, OPR of Glasscock County, Texas, thereby extending the primary term of the Lease for an additional two (2) years.

EXHIBIT B

WELLS

1.                                      COLE RANCH 40 #1

2.                                      COLE RANCH 40 #2

3.                                      COLE RANCH 41 #1

4.                                      COLE RANCH 41 #2

5.                                      COLE RANCH 41 #3

6.                                      COLE RANCH 41 #4

7.                                      COLE RANCH 44 #1

8.                                      COLE RANCH 44 #2

9.                                      COLE RANCH 45 #1

EXHIBIT C

CONTRACTS

1.                                      Crude Oil Purchase Contract, effective March 1, 2007 between Plains Marketing, L.P. and Reef Exploration, L.P.

2.                                      Amendment to Crude Oil Purchase Contract, effective July 1, 2007 between Plains Marketing, L.P. and Reef Exploration, L.P.

3.                                      Amendment to Crude Oil Purchase Contract, effective December 1, 2010 between Plains Marketing, L.P. and Reef Exploration, L.P.

4.                                      Natural Gas Purchase Contract, effective March 1, 2007 between Cokinos Natural Gas Company and Reef Exploration, L.P.

5.                                      Agreements for Purchase of Power, effective January 19, 2007 between Cap Rock Energy Corporation and Reef Exploration, L.P., covering wells in Sections, 40, 41, 44 & 45

EXHIBIT D

EQUIPMENT

Cole Ranch Inventory

Well or Battery	Item
Cole Ranch “40” #1	Legacy #: 96-22283-246-86-241M, Pumping Unit, Crank WFD 228-246-86, includes Motor ( 30HP 1200 RPM Nema D TEFC 460 60), Belts, Sheaves, Hub, control panel Concrete base( S.N. C11.01A-301106-2005 )

Cole Ranch “40” #2	Legacy #: 96.22283-246-86-241M, Pumping Unit, Crank WFD 228-246-86, includes Motor ( 30HP 1200 RPM Nema D TEFC 460 60), Belts, Sheaves, Hub, control panel Concrete base( S.N. C11.01A-041206-3007)

Cole Ranch “40”

(2) 500 BBl Steel Welded Tanks, 15’6” x 16’ coated bottom & 18” upshell w/coal tar with walkway and stairs ( S.N. 9632, 9703 )

(2) 500 BBl Fiberglass Tanks, 15’6” x 16’ with extension walkway, ( S.N. 5216-07, 5137-07 )

(1) 6’ x 20’ Vertical Heater Treater, 50 PSI W.P., 2” valves, Controls, coated water fire tube & water legS.N. (9577)

(1) 30” x 10’ Vertical Separator, 125 PSI W.P., twophase, complete with controls, fluid section( S.N. 3708-2 )

Cole Ranch “41” #1	Legacy #: 96-22283-246-86-241M, Pumping Unit, Crank WFD 228-246-86, includes Motor, Belts, Sheaves, Hub, control panel and concrete base ( S.N. C11.01A-301106-2003 )

Cole Ranch “41” #2	Legacy #: 96-22283-246-86-241M, Pumping Unit, Crank WFD 228-246-86, includes Motor, Belts, Sheaves, Hub, control panel and concrete base ( S.N. C11.01A-041206-3010 )

Cole Ranch “41” #3	Legacy #: 96-22283-246-86-241M, Pumping Unit, Crank WFD 228-246-86, includes Motor, Belts, Sheaves, Hub, control panel and concrete base ( S.N. C11.01-211106-1010 )

Cole Ranch “41” #4	Legacy #: 96-23203-256-120-141M, Pumping Unit, Crank WFD 320-256-120, Motor, Belts, Sheaves, Hub, control panel and concrete base ( S.N. C12.04B-070507-1011 )

Cole Ranch “41”

500 BBl Steel Welded Tanks, 15’6” x 16’ coated bottom & 18” upshell w/coal tar with walkway and stairs ( S.N. 9309, 9533 )

(2) 500 BBl Fiberglass Tanks, 15’6” x 16’ with extension walkway, ( S.N. 5109-07, 5116-07 )

(1) 6’ x 20’ Vertical Heater Treater, 50 PSI W.P., 2” valves, Controls, coated water fire tube & water legS.N. (9551)

(1) 30” x 10’ Vertical Separator, 125 PSI W.P., twophase, complete with controls, fluid section( S.N. 3708-1 )

Cole Ranch “44” #1	Legacy #: 96-22283-246-86-241M, Pumping Unit, Crank WFD 228-246-86, includes Motor ( 30HP 1200 RPM Nema D TEFC 460 60), Belts, Sheaves, Hub, control panel Concrete base( S.N. C11.01A-301106-2007 )

Cole Ranch “44” #2	Legacy #: 96-22283-246-86-241M, Pumping Unit, Crank WFD 228-246-86, includes Motor ( 30HP 1200 RPM Nema D TEFC 460 60), Belts, Sheaves, Hub, control panel Concrete base( S.N. C11.01A-251206-4004 )

Cole Ranch “44”

(2) 500 BBl Steel Welded Tanks, 15’6” x 16’ coated bottom & 18” upshell w/coal tar with walkway and stairs ( S.N. 9409, 9410 )

(2) 500 BBl Fiberglass Tanks, 15’6” x 16’ with extension walkway, ( S.N. 3210-07, 3211-07 )

(1) 6’ x 20’ Vertical Heater Treater, 50 PSI W.P., 2” valves, Controls, coated water fire tube & water legS.N. (9128)

(1) 30” x 10’ Vertical Separator, 125 PSI W.P., twophase, complete with controls, fluid section( S.N. 3687-1 )

Cole Ranch “45” #1	Legacy #: 96-22283-246-86-241M, Pumping Unit, Crank WFD 228-246-86, includes Belts, Sheaves, Hub, control panel and concrete base ( S.N. C11.01A-041206-3005/M )

Cole Ranch “45”

(2) 500 BBl Steel Welded Tanks, 15’6” x 16’ coated bottom & 18” upshell w/coal tar with walkway and stairs ( S.N. 9505, 9530 )

(2) 500 BBl Fiberglass Tanks, 15’6” x 16’ with extension walkway, ( S.N. 3202-07, 3203-07 )

(1) 6’ x 20’ Vertical Heater Treater, 50 PSI W.P., 2” valves, Controls, coated water fire tube & water legS.N. (9372)

(1) 30” x 10’ Vertical Separator, 125 PSI W.P., twophase, complete with controls, fluid section( S.N. 3687-2 )

EXHIBIT E

ALLOCATED VALUES

PROPERTY NUMBER	WELL	DESCRIPTION ALL BLK 35, TWP 4 S, T&P RR CO. SURVEY	COUNTY	STATE	RESERVE CATEGO RY	WORKING INTEREST	NET REVENUE INTEREST	ALLOCATED VALUE
	COLE
	RANCH	W/2 SW/4 SECTION
L46JK8IU1J	40 #1	40	GLASSCOCK	TX	01_PRVDP	100%	75%	$386.427
	COLE
L47LEKLE6	RANCH	E/2 SW/4 SECTION
U	40 #2	40	GLASSCOCK	TX	01_PRVDP	100%	75%	$386.427
	COLE
	RANCH	W/2 NW/4 SECTION
L46K76XB5B	41 #1	41	GLASSCOCK	TX	01_PRVDP	100%	75%	$370.324
	COLE
	RANCH	E/2 NE/4 SECTION
L46K8R7B6A	41 #2	41	GLASSCOCK	TX	01_PRVDP	100%	75%	$259.159
	COLE
	RANCH	E/2 NW/4 SECTION
L46K9P727A	41 #3	41	GLASSCOCK	TX	01_PRVDP	100%	75%	$679.901
	COLE
	RANCH	W/2 SE/4 SECTION
L46KA1E08A	41 #4	41	GLASSCOCK	TX	01_PRVDP	100%	75%	$422.318
	COLE
	RANCH	W/2 SE/4 SECTION
L46KICE692	44 #1	44	GLASSCOCK	TX	01_PRVDP	100%	75%	$604.618
	COLE
	RANCH	W/2 NW/4 SECTION
L46KIFQ9A2	44 #2	44	GLASSCOCK	TX	01_PRVDP	100%	75%	$202.663
	COLE
	RANCH	W/2 NW/4 SECTION
L46KJJ35B3	45 #1	45	GLASSCOCK	TX	01_PRVDP	100%	75%	$380.624
	COLE
M2AGG4V1	RANCH	NW/4 SW/4 SECTION
UL	40 #3	40	GLASSCOCK	TX	04_PRVUD	100%	75%	$700.838

	COLE
L47LFDGB8	RANCH	SE/4 SW/4 SECTION
T	40 #4	40	GLASSCOCK	TX	04_PRVUD	100%	75%	$700.838
	COLE
	RANCH	NW/4 NW/4
L47LESA45V	41 #5	SECTION 41	GLASSCOCK	TX	04_PRVUD	100%	75%	$700.838
	COLE
	RANCH	SE/4 NW/4 SECTION
L47LFQO57T	41 #6	41	GLASSCOCK	TX	04_PRVUD	100%	75%	$700.838
	COLE
	RANCH	SE/4 NE/4 SECTION
L47LCNJ84Z	41 #7	41	GLASSCOCK	TX	04_PRVUD	100%	75%	$700.838
	COLE
	RANCH	SW/4 SE/4 SECTION
	41 #8	41	GLASSCOCK	TX	04_PRVUD	100%	75%	$700.838
	COLE
L47LHP9EA	RANCH	NW/4 NW/4
T	44 #3	SECTION 44	GLASSCOCK	TX	04_PRVUD	100%	75%	$700.838
	COLE
	RANCH	NW/4 SE/4 SECTION
L47LIEJ8BJ	44 #4	44	GLASSCOCK	TX	04_PRVUD	100%	75%	$700.838
	COLE
	RANCH	NW/4 NW/4
L47LH9BC9T	45 #2	SECTION 45	GLASSCOCK	TX	04_PRVUD	100%	75%	$700.838
								$10,000,000.00

EXHIBIT F

FORM OF ASSIGNMENT, CONVEYANCE AND BILL OF SALE

NOTICE OF CONFIDENTIALITY RIGHTS:  IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

ASSIGNMENT, CONVEYANCE AND BILL OF SALE

STATE OF TEXAS	§
§
COUNTY OF GLASSCOCK	§

THIS ASSIGNMENT, CONVEYANCE AND BILL OF SALE (this “Assignment”) is executed and entered into by and between REEF EXPLORATION, L.P., a Texas limited partnership, whose address is 1901 North Central Expressway, Suite 300, Richardson, Texas 75080, REEF GLOBAL ENERGY VII, L.P., a Nevada limited partnership, whose address is 1901 North Central Expressway, Suite 300, Richardson, Texas 75080, REEF GLOBAL ENERGY VIII, L.P., a Nevada limited partnership, whose address is 1901 North Central Expressway, Suite 300, Richardson, Texas 75080 and REEF GLOBAL ENERGY IX, L.P., a Nevada limited partnership, whose address is 1901 North Central Expressway, Suite 300, Richardson, Texas 75080 (collectively “Assignor”), and ENERGEN RESOURCES CORPORATION, an Alabama corporation (hereinafter called “Assignee”), whose address is 605 Richard Arrington, Jr. Boulevard North, Birmingham, Alabama 35203-2707.

ARTICLE I

ASSIGNMENT OF OIL AND GAS INTERESTS

Section 1.1              Assignment.  Assignor, for Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Assignee, the receipt and sufficiency of which consideration are hereby acknowledged and confessed, does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN AND DELIVER unto Assignee, all of Assignor’s right, title and interest in and to the following (collectively, the “Properties”):

(a)                                  All of Assignor’s right, title and interest in and to the leasehold estates, mineral interests, surface interests and operating rights interest set forth in Exhibit A, together with each and every kind and character of right, title, claim or interest which Assignor has in and to the lands described or referred to in Exhibit A or described or referred to in, or covered by, an instrument described on Exhibit A (collectively, the “Lands”), even though Assignor’s interests therein may be incorrectly described in or omitted from Exhibit A (collectively, the “Leases”).

(b)                                 All of Assignor’s right, title and interest in and to all of the oil, gas, water, supply, disposal or injection wells located on the Lands, whether producing, not producing, shut-in or temporarily abandoned, including the wells described in Exhibit B (collectively, the “Wells”);

(b)                                 All rights, titles and interests of Assignor in and to all of the property and rights (collectively, the “Other Rights”) incident to the Leases, Lands or Wells, including the following:

(1)          All of Assignor’s right, title and interest in, to and under, or derived from, all of the contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, or any of them, or the production of Hydrocarbons in association therewith, including all operating agreements (other than that certain Operating Agreement by and among Reef Exploration, L.P., as “Operator,” and Reef Global Energy VII, L.P. and Reef Global Energy VIII, L.P., as “Non-Operators,” dated as of December 1, 2006, which has been terminated), unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights and disposal agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas or casinghead gas, processing agreements, and equipment leases, including the contracts, agreements, instruments and leases described in Exhibit C (collectively, the “Contracts”); and

(2)          All of Assignor’s right, title and interest in and to all of the easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with the Lands, Wells, Contracts or the Equipment, or any of them (collectively, the “Surface Contracts”);

(c)                                  All right, title and interest of Assignor in and to all personal property, equipment, fixtures and improvements (including all materials, supplies and surpluses, production facilities, plants, pipelines, gathering lines and water supply well(s) and systems, and communication devices) employed or used in connection with, or appurtenant to, the Leases, Lands, Wells or Other Rights, or any

2

of them, or used or stored in connection with the exploration, development or operation of the Leases, Lands, Wells or Other Rights or with the production, treatment, transportation, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto, including the equipment described in Exhibit D (collectively, the “Equipment”);

(d)                                 All right, title and interest of Assignor in and to all Hydrocarbons produced from or attributable to the hereinabove referenced Properties from and after the Effective Time (or proceeds therefrom);

(e)                                  All right, title, and interest of Assignor in and to all Imbalances relating to the Properties; and

(f)                                    All right, title, and interest of Assignor in and to all lease files; land files; well files; sales contract files; title and contract files; gas processing files; division order files; abstracts; title opinions; land surveys; proprietary and non-proprietary geologic and proprietary geophysical and non-proprietary data (including all interpretations of such non-proprietary data, but excluding all interpretations of such proprietary data); non-confidential logs; maps; engineering data and reports; reserve studies and evaluations; files and all other books, records, data, files, maps and accounting records related primarily to the hereinabove referenced Properties, or any of them, or used or held for use primarily in connection with the maintenance or operation thereof; all technical information or data in the possession of Assignor; and all of Assignor’s computer records, relating or pertaining to the hereinabove referenced Properties (collectively, the “Records”).

Notwithstanding the fact that the description of certain Properties on Exhibit A may contain language limiting the rights in such Properties to certain depths and/or certain lands, it is the intent of Assignor and Assignee that the Properties include, and the Properties shall include, all of Assignor’s right, title and interest in and to all the Lands.

TO HAVE AND TO HOLD the Properties unto Assignee, its successors and assigns forever, subject, however, to the matters set forth herein.

ARTICLE II

WARRANTY OF TILE; LIMITATION OF WARRANTIES

Section 2.1     Special Warranty.  Assignor does hereby bind itself to warrant and forever defend, all and singular, title to the Properties, subject to the matters set forth herein, unto Assignee, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Assignor only, but not otherwise.

3

Section 2.2     Subrogation.  Assignee shall be and is hereby subrogated to all covenants and warranties of title by parties heretofore given or made to Assignor or its predecessors in title in respect of any of the Properties.

Section 2.3     Subject to Purchase and Sale Agreement.  This Assignment is made by Assignor and accepted by Assignee subject to the terms, provisions and conditions of that Purchase and Sale Agreement dated August 17, 2011 (the “Purchase Agreement”), by and between Assignor and Assignee; provided, however, third parties may conclusively rely upon this Assignment to vest title to the Properties in Assignee. Capitalized terms used herein, but not defined herein, shall have the meanings given to such terms in the Purchase Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1     Additional Agreements.  Assignor covenants and agrees to execute and deliver to Assignee such other and additional instruments and documents as may be necessary to fully convey the Properties to Assignee.

Section 3.2     Successors and Assigns.  All of the provisions hereof shall inure to the benefit of and be binding upon the respective successors and assigns of Assignor and Assignee.

Section 3.3     Counterparts.  This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one and the same assignment.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment on the dates of the acknowledgments set forth below, to be effective, however, for all purposes, as of 7:00 A.M., local time, where the Properties are located, on July 1, 2011 (the “Effective Time”).

ASSIGNOR:

REEF EXPLORATION, L.P.
By: Reef Exploration, GP, LLC, its general
partner

By:	/s/ Michael J. Mauceli
Name:	Michael J. Mauceli
Title:	Manager

REEF GLOBAL ENERGY VII, L.P.
By: Reef Oil & Gas Partners, L.P., its
general partner

4

By: Reef Oil & Gas Partners, GP, LLC, its
general partner

By:	/s/ Michael J. Mauceli
Name:	Michael J. Mauceli
Title:	Manager

REEF GLOBAL ENERGY VIII, L.P.
By: Reef Oil & Gas Partners, L.P., its
general partner

By: Reef Oil & Gas Partners, GP, LLC, its general partner

By:	/s/ Michael J. Mauceli
Name:	Michael J. Mauceli
Title:	Manager

REEF GLOBAL ENERGY IX, L.P.
By: Reef Oil & Gas Partners, L.P., its general partner

By: Reef Oil & Gas Partners, GP, LLC, its general partner

By:	/s/ Michael J. Mauceli
Name:	Michael J. Mauceli
Title:	Manager

ASSIGNEE:

ENERGEN RESOURCES
CORPORATION

By:	/s/ John S. Richardson
Name:	John S. Richardson

5

Title:	President & COO

6

STATE OF [TX]	§
§
COUNTY OF [DALLAS]	§

This instrument was acknowledged before me on the 17th day of August, 2011, by Michael J. Mauceli, Manger of Reef Exploration, GP, LLC, a Texas limited liability company, as general partner of Reef Exploration, L.P., a Texas limited partnership, on behalf of said limited partnership.

/s/ Elaine Palmer
Notary Public, State of Texas
My Commission Expires: 6-6-12

STATE OF [TX]	§
§
COUNTY OF [DALLAS]	§

This instrument was acknowledged before me on the 17th day of August, 2011, by Michael J. Mauceli, Manger of Reef Oil & Gas Partners, GP, LLC, a Texas limited liability company, as general partner of Reef Oil & Gas Partners, L.P., a Nevada limited partnership, as general partner of Reef Global Energy VII, L.P., a Nevada limited partnership, on behalf of said limited partnership.

/s/ Elaine Palmer
Notary Public, State of Texas
My Commission Expires: 6-6-12

7

STATE OF [TX]	§
§
COUNTY OF [DALLAS]	§

This instrument was acknowledged before me on the 17th day of August, 2011, by Michael J. Mauceli, Manger of Reef Oil & Gas Partners, GP, LLC, a Texas limited liability company, as general partner of Reef Oil & Gas Partners, L.P., a Nevada limited partnership, as general partner of Reef Global Energy VIII, L.P., a Nevada limited partnership, on behalf of said limited partnership.

/s/ Elaine Palmer
Notary Public, State of Texas
My Commission Expires: 6-6-12

STATE OF [TX]	§
§
COUNTY OF [DALLAS]	§

This instrument was acknowledged before me on the 17th day of August, 2011, by Michael J. Mauceli, Manger of Reef Oil & Gas Partners, GP, LLC, a Texas limited liability company, as general partner of Reef Oil & Gas Partners, L.P., a Nevada limited partnership, as general partner of Reef Global Energy IX, L.P., a Nevada limited partnership, on behalf of said limited partnership.

/s/ Elaine Palmer
Notary Public, State of Texas
My Commission Expires: 6-6-12

8

STATE OF [ ]	§
§
COUNTY OF [ ]	§

This instrument was acknowledged before me on the                 day of                                        , 2011, by                                     ,                                      of Energen Resources Corporation, an Alabama corporation, on behalf of said corporation.

Notary Public, State of Texas
My Commission Expires:

9

EXHIBIT G

FORM OF LETTER IN LIEU OF TRANSFER OR DIVISION ORDER

[                    ], 2011

[                                ]

[                                ]

[                                ]

Attn: [Mr./Ms.                  ]

RE: LETTER-IN-LIEU OF TRANSFER AND DIVISION ORDERS

Dear [Mr./Ms.                  ]:

Our records indicate that pursuant to division orders, transfer orders, sales contracts, or other agreements, you are currently disbursing proceeds for production attributable to the properties listed on the attached Exhibit “A” (“Subject Properties”) to Reef Exploration, L.P., Reef Global Energy VII, L.P., Reef Global Energy VIII, L.P. and/or Reef Global Energy IX, L.P. (hereinafter collectively referred to as “Reef”).

Reef has assigned all of its right, title and interest in and to the Subject Properties effective July 1, 2011, to Energen Resources Corporation (“Energen”).

Effective with [                      ], 2011 production, you are hereby authorized and directed by Reef to remit all payments attributable to Reef’s share of production from the Subject Properties directly to:

Energen Resources Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, AL 35203-2707

Tax ID: 63-0808872

An assignment is being recorded in the appropriate counties.  We respectfully request that you waive any requirement that you may have for a copy of the recorded assignment and immediately proceed with amending your records to reflect the changes of ownership reflected herein.  PLEASE DO NOT INTERRUPT OR SUSPEND

Energen Resources Corporation, an Energen Company 605 Richard Arrington, Jr. Boulevard North, Birmingham, AL 35203-2707 205.326.2710

[Purchaser]

                     , 2011

PAYMENTS.  You may continue to pay until your records have been changed in accordance with this letter.

In consideration of your acceptance of this letter, the execution of which will serve as an agreement in lieu of executing separate transfer or division orders, Energen agrees to indemnify, save and hold you harmless from and against any and all claims demands, actions, judgments, liabilities, losses, costs, charges, recoveries and other expenses of every nature and character that you sustain by reason of your making future payments of proceeds to Energen as requested and authorized pursuant to this letter.

Please acknowledge your acceptance of this letter by executing two (2) originals hereof in the space provided below and returning a fully executed original to each of Reef and Energen at the following addresses:

Energen Resources Corporation	Reef Exploration, L.P.
Attention: Ms. Vicki Burt	Attention: Walt Dunagin
Division Order Analyst	1901 North Central Expressway
605 Richard Arrington Jr. Blvd. North	Suite 300
Birmingham, AL 35203-2707	Richardson, Texas 75080
Contact Phone No.: 205-326-2594	Contact Phone No.: (972) 437-6792 ext 3014
Email: vburt@energen.com	Email: [ ]

Thank you for your cooperation in expediting this transfer.

Very truly yours,

REEF EXPLORATION, L.P.
By: Reef Exploration, GP, LLC, its
general partner

By:	/s/ Michael J. Mauceli
Name:	Michael J. Mauceli
Title:	Manager

REEF GLOBAL ENERGY VII, L.P.
By: Reef Oil & Gas Partners, L.P.,
its general partner

2

[Purchaser]

                     , 2011

By: Reef Oil & Gas Partners, GP,
LLC, its general partner

	By:	/s/ Michael J. Mauceli
	Name:	Michael J. Mauceli
	Title:	Manager

REEF GLOBAL ENERGY VIII, L.P.
By: Reef Oil & Gas Partners, L.P.,
its general partner

By: Reef Oil & Gas Partners, GP,
LLC, its general partner

	By:	/s/ Michael J. Mauceli
	Name:	Michael J. Mauceli
	Title:	Manager

REEF GLOBAL ENERGY IX, L.P.
By: Reef Oil & Gas Partners, L.P.,
its general partner

By: Reef Oil & Gas Partners, GP,
LLC, its general partner

	By:	/s/ Michael J. Mauceli
	Name:	Michael J. Mauceli
	Title:	Manager

ENERGEN RESOURCES
CORPORATION

By:	/s/ John S. Richardson
Name:	John S. Richardson
Title:	President & COO

3

[Purchaser]

                     , 2011

AGREED AND ACCEPTED THIS              DAY OF                                         , 20    . RECORDS WILL BE CHANGED EFFECTIVE WITH                                         , 20     PRODUCTION MONTH.

[PURCHASER]

Signature

Please print the following:

By:
Name:
Title:
Contact Phone Number:
Contact E-mail:

PLEASE SIGN & RETURN A COMPLETE COPY OF THIS LETTER TO BOTH REEF AND ENERGEN. DO NOT DETACH THE EXHIBITS WHEN RETURNING.

If recorded copies of assignments are required, please contact Energen at the address above.

4

Exhibit “A”

Subject Properties

Settle I D #	[Lease/Well] Name
[ ]	[ ]
[ ]	[ ]

EXHIBIT H

FORM OF NON-FOREIGN STATUS AFFIDAVIT

[NOTE: TO BE REPLICATED FOR OTHER SELLER ENTITIES]

NON-FOREIGN STATUS AFFIDAVIT

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform ENERGEN RESOURCES CORPORATION, an Alabama corporation (“Transferee”), whose mailing address is 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707, that withholding of tax is not required upon the disposition of a U.S. real property interest by REEF GLOBAL ENERGY VII, L.P., a Nevada limited partnership (“Transferor”), the undersigned hereby certifies as follows:

1.               Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the regulations promulgated thereunder);

2.               Transferor is not a disregarded entity as defined in Treasury Regulations section 1.1445-2(b)(2)(iii);

3                  Transferor’s U.S. employer identification number is [    -            ]; and

4.               Transferor’s office address is 1901 North Central Expressway, Suite 300, Richardson, Texas 75080.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certificate and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

DATED this [              ], 2011.

REEF GLOBAL ENERGY VII, L.P.
By: Reef Oil & Gas Partners, L.P., its
general partner

By: Reef Oil & Gas Partners, GP, LLC, its
general partner

By:	/s/ Michael J. Mauceli
Name:	Michael J. Mauceli
Title:	Manager

EXHIBIT I

FORM OF TERMINATION OF OPERATING AGREEMENT

TERMINATION OF OPERATING AGREEMENT

THIS TERMINATION OF OPERATING AGREEMENT (this “Termination Agreement”) is entered into this [      ] day of August, 2011, by and between REEF EXPLORATION, L.P., a Texas limited partnership (“Operator”), REEF GLOBAL ENERGY VII, L.P., a Nevada limited partnership, and REEF GLOBAL ENERGY VIII, L.P., a Nevada limited partnership (collectively, the “Non-Operators”).  Operator and Non-Operators are sometimes referred to collectively as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, Operator and Non-Operators are parties to that certain Operating Agreement dated December 1, 2006 (the “Operating Agreement”), covering operations on certain properties located in Glasscock County, Texas; and

WHEREAS, Operator and Non-Operators desire to terminate the Operating Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby terminate the Operating Agreement effective as of the date first written above.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this agreement as of date first written above.

REEF EXPLORATION, L.P.
By: Reef Exploration, GP, LLC, its general
partner

By:	/s/ Michael J. Mauceli
Name:	Michael J. Mauceli
Title:	Manager

REEF GLOBAL ENERGY VII, L.P.
By: Reef Oil & Gas Partners, L.P., its
general partner
By: Reef Oil & Gas Partners, GP, LLC, its
general partner

By:	/s/ Michael J. Mauceli
Name:	Michael J. Mauceli
Title:	Manager

REEF GLOBAL ENERGY VIII, L.P.
By: Reef Oil & Gas Partners, L.P., its
general partner
By: Reef Oil & Gas Partners, GP, LLC, its
general partner

By:	/s/ Michael J. Mauceli
Name:	Michael J. Mauceli
Title:	Manager

SCHEDULE 4.1(v)

IMBALANCES

None.

SCHEDULE 4.1(w)

AFES

None.

SCHEDULE 4.1(x)

PREFERENTIAL PURCHASE RIGHTS AND CONSENTS TO ASSIGN

PREFERENTIAL PURCHASE RIGHTS:

None.

CONSENTS TO ASSIGN:

None.

SCHEDULE 10.3

SUSPENSE FUNDS

NAME	AMOUNT IN SUSPENSE

HEIRS AND ASSIGNS OF A.H.GOOCH	$613,197.04